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                                                                       EXHIBIT p

                             SUBSCRIPTION AGREEMENT


Brantley Mezzanine Capital Corp.
3201 Enterprise Parkway
Suite 350
Beachwood, OH  44122

Ladies and Gentlemen:

      The undersigned (the "Purchaser") hereby subscribes to purchase 100 shares of common stock, par value $0.01 per share (the "Shares"), of Brantley Mezzanine Capital Corp., a Maryland corporation (the "Company"), at a price of $15.00 per share payable by deliver of $1,500.00 in cash to the Company. The Purchaser is acquiring the shares solely for its own account and not with a view to their distribution within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

      The Purchaser represents that its present and anticipated financial position permits it to purchase the Shares and to hold such Shares indefinitely for investment purposes.

      The Purchaser acknowledges that:

      (a) the Shares are not registered under the Securities Act or under any applicable state securities law and must be held indefinitely unless they are subsequently so registered or unless an exemption from such registration is available; and

      (b) each certificate representing the Shares will bear the following legend, or one similar thereto, drawing attention to the restrictions on its transferability:

               "The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or under any applicable state securities law, and may not be transferred without registration under the Act or any applicable state securities law or the availability of an exemption thereunder."


Purchaser:                                    Receipt Acknowledged:

BRANTLEY CAPITAL MANAGEMENT, L.L.C.           BRANTLEY MEZZANINE CAPITAL CORP.

By: /s/ Jeffrey D. Kadlic                     By: /s/ Robert P. Pinkas
    Name:  Jeffrey D. Kadlic                      Name:  Robert P. Pinkas
    Title: Managing Director and Secretary        Title: Chairman of the Board,
                                                         President and Chief
                                                         Executive Officer

                                              Date: December 17, 2003